Exhibit 99.1

Contacts:	Brad Holiday
Patrick Burke
Tim Buckman
(760) 931-1771

CALLAWAY GOLF COMPANY APPOINTS CHIP BREWER AS NEW CEO

CARLSBAD, Calif., February 27, 2012 — Callaway Golf Company (NYSE:ELY) today announced that the Board of Directors has appointed Chip Brewer as President and Chief Executive Officer of the Company, effective March 5, 2012. Tony Thornley, who has served as interim President and Chief Executive Officer since June 2011, will resign from his interim positions on March 5, 2012, but will continue to serve on the Board of Directors. It is expected that Mr. Brewer will be appointed to the Board of Directors once he officially joins the Company.

The Board of Directors, led by Tony Thornley and a search committee comprised of independent directors, along with Spencer Stuart, a leading global executive search firm, conducted an extensive search that included a review of over 50 candidates including a number with golf industry experience. “After a very thorough search, we believe that we have selected the ideal candidate to lead us through the next chapter at Callaway,” commented Ronald S. Beard, Chairman of the Board of Directors. “Chip has extensive knowledge of all facets of the golf business, particularly in the sales and marketing area, and has a real passion for the game of golf. Chip also has great relationships with customers and others in the golf industry and he has done a great job turning around and leading Adams Golf. We believe he is the right leader to entrust with our valuable brands and the Board looks forward to working with him to restore profitability and increase shareholder value.”

“After having had the opportunity to serve as CEO during this transition period, I am certain we have selected the right candidate,” added Tony Thornley. “Chip has the right mix of leadership skills and experience to complement the Company’s two main strengths, namely its people and its leading golf club and golf ball technology. I believe that he has the insight and ability to build upon these strengths and have an immediate impact upon the Company and its recovery.”

“The Board is very grateful to Tony Thornley for his dedicated stewardship during this transition period,” continued Mr. Beard. “Having such a strong and effective leader during the transition enabled the Board to take the necessary time to conduct a thorough search and find the right successor.”

Mr. Brewer has been with Adams Golf since 1998 and has served as its President and Chief Executive Officer since 2002. Mr. Brewer has an undergraduate degree in economics from the College of William and Mary and has an MBA degree from Harvard University. Mr. Brewer has a low single digit handicap and is a member of the Pine Valley Golf Club. Mr. Brewer and his family will be relocating to the San Diego area.

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Callway Golf Appoints Chip Brewer as New CEO – Page 2

“Having been around golf my entire life, I know Callaway and its products very well and I am very excited about joining such an iconic company and being part of its great heritage,” commented Mr. Brewer. “There is a lot of opportunity ahead for Callaway and I look forward to working with the Board and senior management team to build upon the strength of its brands to restore profitability and increase shareholder value.”

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Forward-Looking Statements: Statements used in this press release that relate to future plans, events, financial results, performance or prospects, including statements relating to a recovery, the restoration of profitability or increasing shareholder value, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These statements are based upon current information and expectations. Accurately estimating the forward-looking statements is based upon various unknowns, including future changes in foreign currency exchange rates, consumer acceptance and demand for the Company’s products, the level of promotional activity in the marketplace, as well as future consumer discretionary purchasing activity, which can be significantly adversely affected by unfavorable economic or market conditions. Actual results may differ materially from those estimated or anticipated as a result of these unknowns or other risks and uncertainties, including continued compliance with the terms of the Company’s credit facility; delays, difficulties or increased costs in the supply of components needed to manufacture the Company’s products or in manufacturing the Company’s products; adverse weather conditions and seasonality; any rule changes or other actions taken by the USGA or other golf association that could have an adverse impact upon demand or supply of the Company’s products; a decrease in participation levels in golf; and the effect of terrorist activity, armed conflict, natural disasters or pandemic diseases on the economy generally, on the level of demand for the Company’s products or on the Company’s ability to manage its supply and delivery logistics in such an environment. For additional information concerning these and other risks and uncertainties that could affect these statements, the golf industry, and the Company’s business, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 as well as other risks and uncertainties detailed from time to time in the Company’s reports on Forms 10-Q and 8-K subsequently filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Callaway Golf

Through an unwavering commitment to innovation, Callaway Golf Company (NYSE:ELY) creates products and services designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells golf apparel, footwear and accessories, under the Callaway Golf®, Odyssey®, and Top-Flite® brands in more than 110 countries worldwide. For more information please visit www.callawaygolf.com or shop.callawaygolf.com.